Exhibit 99.1

For Further Information Contact
Eddie Northen (404)-888-2242

FOR IMMEDIATE RELEASE

ROLLINS, INC. REPORTS THIRD QUARTER AND NINE MONTHS 2020 FINANCIAL RESULTS

•	Total revenue increased 4.9% for the quarter despite pandemic hardships, with residential revenues increasing 10.6% over third quarter 2019
•	Earnings Per Share of $0.24 for the third quarter 2020 impacted by $0.02 from one-time non-cash accelerated stock vesting of $6.7 million compared to Earnings Per Share of $0.13 for third quarter 2019 impacted by $26.6 million of after-tax pension settlement loss
•	Adjusted earnings per share* of $0.26 for third quarter 2020 adjusted for accelerated stock vesting and adjusted earnings per share* of $0.22 for third quarter 2019 adjusted for divesting of the pension

ATLANTA, GEORGIA, October 28, 2020: Rollins, Inc. (NYSE:ROL), a premier global consumer and commercial services company, reported strong unaudited financial results for its third quarter and nine months ended September 30, 2020.

The Company recorded third quarter revenues of $583.7 million, an increase of 4.9% over the prior year’s third quarter revenue of $556.5 million. Rollins’ reported net income of $79.6 million or $0.24 per diluted share for the third quarter ended September 30, 2020, compared to $44.1 million or $0.13 per diluted share for the same period in 2019. Adjusted net income* for the third quarter ended September 30, 2020 was $86.3 million or $0.26 per diluted share, compared to adjusted net income* of $70.6 million or $0.22 per diluted share for the same quarter in 2019.

Rollins' revenues rose 7.6% for the first nine months of 2020 to $1.625 billion compared to $1.509 billion for the prior year.  Net income for the first nine months of 2020 was $198.2 million or $0.60 per diluted share compared to $152.6 million or $0.47 per diluted share for the same period last year.  Adjusted net income* for the nine months ended September 30, 2020 was $204.9 million or $0.63 per diluted share, compared to $179.2 million or $0.55 per diluted share for the same period last year.

The Company’s profit improvement came primarily from the continuation of cost containment efforts implemented at the onset of the pandemic, Rollins ongoing routing and scheduling enhancements, and lower fuel prices. The increased spending on personal protective equipment and new health screening initiatives partly offset our cost savings initiatives.

With many people quarantined or working from home, we continue to see strong residential revenue growth. This has helped to offset the negative impact the pandemic has had on our commercial customers. After its launch this year, we are growing our new VitalClean sanitation services that help businesses reopen while protecting their employees and customers.

As announced in a press release on August 18, 2020, the Company’s Chairman of the Board, R. Randall Rollins, passed away. Per the stock compensation plan, Mr. Rollins’ restricted stock grants vesting was accelerated, resulting in a one-time non-cash expense of $6.7 million.

*Adjusted amounts presented in this release are non-GAAP financial measures. See the appendix to this release for a discussion of non-GAAP financial metrics including a reconciliation of the most closely correlated GAAP measure.

Gary W. Rollins, Vice Chairman and Chief Executive Officer of Rollins, Inc. stated, “The loss of Randall is felt profoundly, not only by our family, his friends and me personally, but also by a multitude of Rollins’ employees and colleagues who had the privilege of knowing him during his over 70 years of contribution to the Rollins companies. He exemplified the principles of integrity, innovation and dedication instilled by our father O. Wayne Rollins”

Rollins, Inc. is a premier global consumer and commercial services company. Through its family of leading brands, Orkin, HomeTeam Pest Defense, Clark Pest Control, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, The Industrial Fumigant Company, Trutech, Orkin Australia, Waltham Services, OPC Services, PermaTreat, Rollins UK, Aardwolf Pestkare, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in North America, South America, Europe, Asia, Africa, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.clarkpest.com, www.orkincanada.ca, www.westernpest.com, www.callnorthwest.com, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.walthamservices.com, www.opcpest.com, www.permatreat.com, www.safeguardpestcontrol.co.uk, www.aardwolfpestkare.com, www.cranepestcontrol.com and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This release contains statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about the Company’s continued strong residential revenue growth, and the success of the Company’s new VitalClean sanitation services and the impact such services have on the ability of the Company’s customers to reopen and protect their own employees and customers. The actual results of the Company could differ materially from those indicated by such forward-looking statements because of various risks and uncertainties, including without limitation, the extent and duration of the coronavirus (COVID-19) pandemic and its potential impact on the financial health of the Company’s business partners, customers, supply chains and suppliers, global economic conditions and capital and financial markets, changes in consumer behavior and demand, the potential unavailability of personnel or key facilities, modifications to the Company's operations, and the potential implementation of regulatory actions; economic and competitive conditions which may adversely affect the Company’s business; the degree of success of the Company’s pest and termite process, and pest control selling and treatment methods; the Company’s ability to identify and integrate potential acquisitions; climate and weather trends; competitive factors and pricing practices; the Company’s ability to attract and retain skilled workers, and potential increases in labor costs; uncertainties of litigation; and changes in various government laws and regulations, including environmental regulations. All of the foregoing risks and uncertainties are beyond the ability of the Company to control, and in many cases the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. A more detailed discussion of potential risks facing the Company can be found in the Company’s Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2019 and the Company’s Report on Form 10-Q filed with the Securities and Exchange Commission for the quarters ended March 31, 2020 and June 30, 2020.

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in thousands)

At September 30, (unaudited)	2020	2019
ASSETS
Cash and cash equivalents	$95,440	$104,362
Trade accounts receivables, net	138,392	132,065
Financed receivables, net	24,091	23,821
Materials and supplies	30,386	17,500
Other current assets	43,527	46,440
Total Current Assets	331,836	324,188
Equipment and property, net	186,825	197,549
Goodwill	619,656	570,759
Customer contracts, net	275,366	283,830
Trademarks and tradenames, net	9,966	11,008
Other intangible assets, net	104,610	102,657
Operating lease, right-of-use assets	211,345	196,854
Financed receivables, long-term, net	37,430	30,750
Benefit plan assets	1,198	25,949
Deferred income tax assets	2,165	—
Other assets	25,669	21,249
Total Assets	$1,806,066	$1,764,793
LIABILITIES
Accounts payable	56,393	32,932
Accrued insurance, current	31,756	29,817
Accrued compensation and related liabilities	88,566	78,699
Unearned revenue	139,734	132,915
Operating lease liabilities, current	72,197	63,952
Current portion of long-term debt	15,625	12,500
Other current liabilities	64,868	60,065
Total Current Liabilities	469,139	410,880
Accrued insurance, less current portion	36,164	34,157
Operating lease liabilities, less current portion	140,795	133,703
Long-term debt	154,375	313,500
Deferred income tax liabilities	15,244	7,971
Long-term accrued liabilities	57,633	57,685
Total Liabilities	873,350	957,896
STOCKHOLDERS’ EQUITY
Common stock	327,749	327,442
Retained earnings and other equity	604,967	479,455
Total stockholders’ equity	932,716	806,897
Total Liabilities and Stockholders’ Equity	$1,806,066	$1,764,793

ROLLINS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
REVENUES
Customer services	$583,698	$556,466	$1,624,928	$1,509,492
COSTS AND EXPENSES
Cost of services provided	275,474	268,718	782,248	739,309
Depreciation and amortization	22,404	21,690	65,926	58,505
Sales, general and administrative	168,006	167,168	497,121	468,584
Accelerated stock vesting expense	6,691	—	6,691	—
Pension settlement loss	—	49,898	—	49,898
Gain / (loss) on sale of assets, net	1,355	27	629	(406)
Interest expense, net	866	2,826	4,491	4,451
	474,796	510,327	1,357,106	1,320,341
INCOME BEFORE INCOME TAXES	108,902	46,139	267,822	189,151
PROVISION FOR INCOME TAXES	29,323	2,078	69,617	36,569
NET INCOME	$79,579	$44,061	$198,205	$152,582
NET INCOME PER SHARE - BASIC AND DILUTED	$0.24	$0.13	$0.60	$0.47
Weighted average shares outstanding - basic and diluted	327,754	327,459	327,733	327,490

APPENDIX

Reconciliation of GAAP and non-GAAP Financial Measures

The Company has used the non-GAAP financial measures of adjusted net income and adjusted EPS in today's earnings release. These measures should not be considered in isolation or as a substitute for net income or other performance measures prepared in accordance with GAAP.

The Company uses adjusted net income and adjusted EPS as a measure of operating performance because it allows it to compare performance consistently over various periods without regard to the impact of the accelerated stock vesting expense and pension settlement losses.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth below is a reconciliation of adjusted net income and adjusted EPS with net income, the most comparable GAAP measures.

(unaudited in thousands except EPS )

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2020	2019	Better/ (Worse)%		2020	2019	Better/ (Worse)%
Net Income	$79,579	$44,061	$35,518	80.6%	$198,205	$152,582	$45,623	29.9%
Accelerated Stock Vesting Expense	6,691	—	6,691	—	6,691	—	6,691	—
Pension Settlement Loss	—	49,898	(49,898)	—	—	49,898	(49,898)	—
Adjusted Income Taxes on Excluded Expenses	—	(23,315)	23,315	—	—	(23,315)	23,315	—
Adjusted Net Income	$86,270	$70,644	$15,626	22.1%	$204,896	$179,165	$25,731	14.4%
Adjusted Net Income Per Share - Basic And Diluted	$0.26	$0.22	$0.04	18.2	$0.63	$0.55	$0.08	14.5
Weighted average participating shares outstanding - basic and diluted	327,754	327,459	295	0.1	327,733	327,490	243	0.1

(( CONFERENCE CALL ANNOUNCEMENT ((

Rollins, Inc.

(NYSE: ROL)

Management will hold a conference call to discuss

Third Quarter 2020 results on

Wednesday, October 28, 2020 at:

10:00 a.m. Eastern

9:00 a.m. Central

8:00 a.m. Mountain

7:00 a.m. Pacific

TO PARTICIPATE:

Please dial 877-407-9716 domestic;

201-493-6779 international

with conference ID of 13710819
at least 5 minutes before start time.

REPLAY: available through November 4, 2020

Please dial 844-512-2921 / 412-317-6671, Passcode 13710819

THIS CALL CAN ALSO BE ACCESSED THROUGH THE INTERNET AT

www.rollins.com

Questions?

Contact Samantha Alphonso at Financial Relations Board at 212-827-3746

Or email to salphonso@mww.com